3: Draft 11/17/05

NEWS RELEASE FOR: CONTACT:
REINHOLD INDUSTRIES, INC. WANDA MORRISON
FOR IMMEDIATE RELEASE (562) 944-3281
NASDAQ: RNHDA

REINHOLD INDUSTRIES ANNOUNCES CLOSING OF SALE OF NP AEROSPACE; DECLARES $6.00 SPECIAL DIVIDEND; DISCONTINUES QUARTERLY DIVIDEND POLICY

SANTA FE SPRINGS, CA, Monday, November 21, 2005. Reinhold Industries, Inc. (NASDAQ: RNHDA) of Santa Fe Springs, California announced that the sale of NP Aerospace to The Carlyle Group closed today. The total purchase price of $53.4 million provides Reinhold approximately $40 million of net proceeds after taxes and expenses. Reinhold will use these net proceeds to pay off all of its outstanding indebtedness of approximately $25.7 million.

Reinhold also declared today a special dividend of $6.00 per share to all shareholders of record on December 16, 2005 payable on January 3, 2006. The special dividend will return approximately $19.6 million to Reinhold shareholders and will be funded by (1) the remaining net proceeds from the sale of NP Aerospace, and (2) a new credit facility with LaSalle Bank. The new credit facility will consist of a new term loan of $5.5 million payable over four years and a new revolving credit facility of up to $4.5 million. Reinhold expects to have more than $4 million in availability under this new revolver after paying the special dividend.

Reinhold also announced today that it will discontinue its previous policy of paying regular quarterly dividends. As previously announced, Reinhold will pay a quarterly dividend of $0.50 per share to shareholders of record as of December 2, 2005 payable on December 16, 2005. This will be Reinhold's last quarterly dividend under its now discontinued policy.

"Over the last two years, Reinhold has returned significant value to its shareholders. Including the special $6.00 per share dividend declared today, Reinhold will have paid $20.75 per share in aggregate dividends since September 2004" said Ralph R. Whitney, Jr., Chairman of the Board.

Michael T. Furry, Reinhold's President and CEO commented: "Management will now focus on reducing operating expenses and managing the Company's remaining domestic businesses. The cash flow generated from these businesses will be used primarily to reduce the Company's indebtedness."

William Blair & Company acted as the financial advisor to Reinhold in connection with the sale of NP Aerospace.

Reinhold Industries, Inc. is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

To the extent the Company makes certain "forward-looking statements" in this press release, such as statements about future plans, goals and other events which have not yet occurred, such statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified because they include words such as the Company "believes," "anticipates," "expects" or words of similar import. These forward-looking statements involve risks and uncertainties and the actual results could differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, without limitation, risks associated with levels of U.S. and foreign military spending and the financial condition of the airline industry. You should consider these risks and factors and the impact they may have when you evaluate these forward-looking statements. These statements are based only on the Company's knowledge and expectations on the date of this press release. The Company disclaims any duty to update these statements or other information in this press release based on future events or circumstances.